EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
APRIL 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	40%
Canada	1	33%
North Sea	1	100%

Total	7	48%

Other Jack-ups:
Gulf of Mexico	17	98%

Semi-submersible:
Gulf of Mexico	1	0%

Total	25	79%

* Number of units at April 30, 2004

Note: Only revenue-producing days are used in computing rig utilization.